[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.26

LICENSE AGREEMENT

between

EEPRISE [THE CYBRANT CORP]

and

ARRAY TECHNOLOGY

§1	THE PARTIES

Between

eePrise

1875 Charleston Rd

Mountain View, CA 94043

USA

(hereinafter DP)

and

Array Technology ApS

Fruebjergvej 3

DK-2100 Copenhagen

Denmark

(hereinafter AT)

(together hereinafter the Parties)

the following license agreement has been made and entered on the 1st of July 1999.

§2	BACKGROUND AND PURPOSE

AT has developed and patented the Array Database (hereinafter ADB), which is a software tool for automatic modeling and run-time simulation of complex configuration problems. eePrise wants to use ADB embedded in new software products for ERP and Front Office systems, and AT grants all such necessary rights.

2    The definition of the terms “ERP” and “Front Office systems” or “Front Office products” is as follows:

ERP – Includes business applications for automating various business functions including the accounting, manufacturing, financial, and human resources functions.

Front Office – Includes business applications to automate the sales, marketing, customer support, customer relationship management, partner relationship management, and call center interaction functions of businesses to businesses and businesses to consumers.

§3	LICENSES

1    AT hereby grams EP the right to operate as a value-added reseller of ADB within the defined Territory, see § 3.3 throughout the term of the agreement. The right is exclusive in the sense that [ * ]. EP may distribute ADB embedded in its own products through sub-distributors throughout the Territory, whereas EP is not entitled to distribute ADB as a stand-alone tool.

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2    AT my sell ADB as a stand-alone tool for companies’ internal use throughout the Territory without any restrictions as long as this does not conflict with §3.1.

3    The Territory in this Agreement is defined as the entire world.

4    To the knowledge of AT, the deliveries under this Agreement and the use of ADB do not infringe any third party rights, including patents and copyrights.

5    AT is obliged to deposit source code and all other necessary materials safely at a neutral third party to ensure that it is available to eePrise in case of AT’s significant breach of this Agreement to support customers and to continue to distribute ADB as contemplated by this Agreement, see §6.4.

§4	PAYMENT

1    EP can use test copies of ADB free of charge internally or jointly with potential customers. A test copy must not be used for operational services.

2    EP pays AT a percentage of the net license revenue (less taxes, returns, and shipping), referred to as “net license fees” for products containing the ADB kernel. The percentage is [ * ] until $[ * ] in license fees have been paid in a year and then [ * ] until $[ * ] has been paid. After $[ * ] has been paid no additional license fees are due for that year. The license fees include new releases and upgrades from AT.

3    EP pays AT for development of requested EP features and specific extensions to the ADB kernel. Individual contracts are defined accordingly.

4    EP pays AT $[ * ] for further development work on the ADB at the time of contract signing.

EP obtains exclusivity [ * ] for the first year of the running contract, from the day of signature.

6    EP maintains exclusivity for a year by reaching the following payment levels each year:

•	Year one (July 1st 1999 – June 30th 2000) – [ * ]

•	Year two – guaranteed turnover $[ * ]

•	Year three – guaranteed turnover $[ * ]

•	Year four and further – guaranteed turnover $[ * ]

EP will pay the [ * ] license fee within 30 days of recognized revenue from its customer. [ * ]. If EP makes a payment to AT to maintain exclusivity that is not tied to license fees the exclusivity payment will apply towards future license fee payments for the next year.

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§5	ASSIGNMENT

Neither Party my assign any right, duty or privilege under this Agreement without the prior consent of the other Party, which shall not be unreasonably withheld; except that no consent will be required in connection with a merger or sale of substantially all of the assets. In addition, the rights and obligations of this Agreement shall inure to the benefit of and be binding upon the successor and assigns of the parties.

§6	TERM AND TERMINATION

This Agreement shall become effective on July 1’ 1999 and shall remain in full force and effect until it expires on June 3e 2000, unless it is amended, renewed or terminated as provided under the provisions of this Agreement.

2    This Agreement is automatically renewed July I’ of each succeeding year for another one-year period if it is not terminated by EP with a 6 month written notification.

3    Either Party may terminate this Agreement in the case of significant breach by the other Party upon 30 days notice to the other party of such deficiency.

4    The following cases are always considered as significant breaches of this Agreement: bankruptcy, suspension of payments, deed of arrangement, violation of confidentiality, or when either Party fails to pay the other Party any amount due thereunder within 30 days following the receipt of the Parties written notice of such deficiency.

§7	INDEMNIFICATION AND WARRANTIES

1    No claim for indemnity or compensation can be lodged due to the termination of the Agreement, save where these claim are based on breach of contract by one of the Parties.

2    Both parties are obliged to have adequate liability insurance.

3    Except with respect to ATs obligations under § 7.6, in no event shall either Party be liable for any indirect, incidental, special or consequential damages, including loss of pro-fits, revenue, data or use, incurred by either Party or any third party, whether in an action in contract or tort, even if the other Party or any other person have been advised at the possibility of such damages.

4    AT warrants that is has the lawful right to enter into this Agreement. AT warrants that it owns and/or has the right to grant the license, as described in this agreement, of the ADB to EP.

5    Except to the extent ordered in accordance with EP’s design, AT warrants that to the best of its knowledge the sales or use of ADB furnished hereunder will not infringe or contribute to infringement of any -patent, copyright, trade secret or trademark in the United States or elsewhere.

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6    AT shall indemnify EP, its successors and assigns, against any and all losses, damages and expenses (including attorneys fees and other costs of defending any action) which they, or any of them, may sustain or incur as a result of a breach of any warranty.

7    If any claim, suit, demand, cause of action, injunction, or order issued against EP prohibits or limits the use of any ADB purchased from AT, AT shall supply EP with a non-infringing or non-prohibited product of a similar kind and quality in the quantities specified herein.

8    AT warrants that ADB shall perform in accordance with AT’s published specifications.

§8	FORCE MAJEURE

Neither Party to this Contract shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by strike, internal strike, riot fire, flood, natural disaster or other similar cause beyond such Parties control, provided that such Parties gives prompt written notice of such condition to the other Party and resumes its performance as soon as possible, and provided further that the other Party may terminate this Contract if such condition continues for a period of 90 calendar days.

§9	CONFIDENTIALITY

1    By virtue of this Agreement, the Parties may have access to certain information that is confidential to either or both Parties (Confidential Information), which shall be clearly identified as confidential and shall not be disclosed to any third party without the affected Party’s prior written permission. This obligation remains in force even after the termination of this Agreement.

2    The Parties shall not, even after the expiration of the Contract, use or communicate to third parties any know-how of trade secrets or patent applications which they may have in any way learnt through their co-operation. It implies the obligation for either Party and their employees to ensure that any issued material is kept appropriately, and shall keep strictly confidential in relation to unauthorized persons any information about any aspects of conditions obtained under this Contract, the confidentiality of which information is inherent or prescribed by the other party, and shall not divulge the same to any third party whosoever.

RELATIONSHIP BETWEEN THE PARTIES

1    The Parties will in all matters relating to this Agreement act as independent contractors and shall so represent themselves to third parties.

AUDITS

1    The Parties agree to keep complete and accurate books of account reflecting all sales and other operations contemplated under this Agreement.

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2    AT has the right to review EP’s books in order to verify that the Agreement is fulfilled.

JURISDICTION

1    This Agreement shall be governed by and construed under the laws of the State of California and the United States of America without regard to conflicts of laws provisions and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions related to the subject matter of this agreement shall be courts having within their jurisdiction the location of EP’s principal place of business. Both parties hereby consent and waive any venue objections to the jurisdiction of such courts. The parties agree that process may be served in the manner as allowed by California or federal law.

2    The Parties may waive or amend this Agreement, but only by written informed consent of both parties.

EEPRISE, INC.	ARRAY TECHNOLOGY APS

By: /s/	By: /s/

Title: President and CEO Date: June 30, 1999	Title: Managing Director Date: July 26, 2999

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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